From: David Baker
Sent: Thursday, December 13, 2012 6:47 PM
To: Frank Greco; Steve Shum; Ron Elvidge; Robert Garff
Subject: Re

I David N. Baker hereby resign from the XZERES Board of Directors effective immediately.

/s/ David N. Baker

David N. Baker